Exhibit (b)(2)

FIRST LIEN CREDIT AGREEMENT

DATED AS OF NOVEMBER 29, 2006

AMONG

ELC ACQUISITION CORPORATION

(to be merged with and into Excelligence Learning Corporation as the Surviving Corporation),

THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

AND

BANK OF MONTREAL,

as Administrative Agent

BMO CAPITAL MARKETS, AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

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EXHIBIT A	—	Notice of Payment Request
EXHIBIT B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D-1	—	Term A Note
EXHIBIT D-2	—	Term B-1 Note
EXHIBIT D-3	—	Term B-2 Note
EXHIBIT D-4	—	Revolving Note
EXHIBIT D-5	—	Swing Note
EXHIBIT E	—	Borrowing Base Certificate
EXHIBIT F	—	Compliance Certificate
EXHIBIT G	—	Additional Guarantor Supplement
EXHIBIT H	—	Assignment and Acceptance
EXHIBIT I	—	Assumption Agreement
SCHEDULE 1	—	Commitments
SCHEDULE 6.2	—	Subsidiaries

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FIRST LIEN CREDIT AGREEMENT

This Credit Agreement is entered into as of November 29, 2006 by and among ELC Acquisition Corporation, a Delaware corporation (the “Borrower”), which shall be merged with and into Excelligence Learning Corporation, a Delaware corporation, which shall be the surviving corporation on the Closing Date (as defined below), ELC Holding Corporation, a Delaware corporation (the “Parent”), the direct and indirect Subsidiaries of the Parent from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and Bank of Montreal, as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

(A) Pursuant to the Agreement and Plan of Merger by and among the Parent, the Borrower, and Excelligence Learning Corporation, a Delaware corporation (the “Company”) dated as of July 9, 2006 (the “Merger Agreement”), the Parent has agreed to acquire all of the equity interest in the Company (the “ELC Acquisition”). Upon consummation of the ELC Acquisition, the Borrower shall merge with and into the Company with the Company being the surviving corporation (the “Merger”).

(B) Simultaneously with entering into this Agreement, the Borrower is entering into the Second Lien Credit Agreement.

(C) The Borrower has requested that (a) simultaneously with consummation of the ELC Acquisition the Lenders lend to the Borrower a Term A Loan and Term B-1 Loan, the proceeds of which, together with $15,000,000 of proceeds from Second Lien Loans and up to $3,000,000 of the proceeds of Loans under the Revolving Credit, will be used by the Borrower to (i) repay certain existing debt of the Company, (ii) pay to the shareholders of the Company part of the cash consideration for their shares in the ELC Acquisition and (iii) pay certain transaction fees and expenses and (b) the Lenders make available to the Borrower the Term B-2 Loan, the proceeds of which will be used by the Borrower to fund, in part, the Project Arch Acquisition by the Borrower.

(D) It is a condition to the obligations of the Lenders and the effectiveness of this Agreement that, among other things, (a) the ELC Acquisition is consummated pursuant to the Merger Agreement, (b) the Merger is consummated, (c) to provide a portion of the financing for the ELC Acquisition, the Borrower shall have received the proceeds of loans under the Second Lien Credit Agreement in an aggregate principal amount of at least $15,000,000 and (d) at least $50,000,000 is contributed in cash to the Parent by Thoma Cressey and, such amount in turn is contributed as equity to the Borrower.

(E) The provisions of this Agreement and the Second Lien Credit Agreement are (as between the Lenders and the “Lenders” under the Second Lien Credit Agreement) subject to the provisions of the Intercreditor Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.	THE CREDIT FACILITIES.

Section 1.1. Term Loan Commitments. (a) Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan (individually a “Term A Loan” and collectively for all the Lenders the “Term A Loans”) in U.S. Dollars to the Borrower in the amount of such Lender’s Term A Loan Commitment. The Term A Loans shall be advanced in a single Borrowing on the Closing Date and shall be made ratably by the Lenders in proportion to their respective Term A Loan Percentages, at which time the Term A Loan Commitments shall expire. As provided in Section 1.6(a) hereof, the Borrower may elect that the Term A Loans be outstanding as Base Rate Loans or Eurodollar Loans. No amount repaid or prepaid on any Term A Loan may be borrowed again.

(b)(i) Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan (individually a “Term B-1 Loan” and collectively for all the Lenders the “Term B-1 Loans”) in U.S. Dollars to the Borrower in the amount of such Lender’s Term B-1 Loan Commitment. The Term B-1 Loans shall be advanced in a single Borrowing on the Closing Date and shall be made ratably by the Lenders in proportion to their respective Term B-1 Loan Percentages, at which time the Term B-1 Loan Commitments shall expire. As provided in Section 1.6(a) hereof, the Borrower may elect that the Term B-1 Loans be outstanding as Base Rate Loans or Eurodollar Loans. No amount repaid or prepaid on any Term B-1 Loan may be borrowed again.

(ii) Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan (individually a “Term B-2 Loan” and collectively for all the Lenders the “Term B-2 Loans”; the Term B-1 Loans and the Term B-2 Loans are collectively referred to herein as the “Term B Loans” and each individually as a “Term B Loan”) in U.S. Dollars to the Borrower in the amount of such Lender’s Term B-2 Loan Commitment. The Term B-2 Loans shall be advanced in a single Borrowing on or before April 30, 2007, shall be made ratably by the Lenders in proportion to their respective Term B-2 Loan Percentages, at which time the Term B-2 Loan Commitments shall expire and shall be used solely to pay a portion of the purchase price of the Project Arch Acquisition; provided that the Project Arch Acquisition complies with the requirements of the definition of Permitted Acquisition. As provided in Section 1.6(a) hereof, the Borrower may elect that the Term B-2 Loans be outstanding as Base Rate Loans or Eurodollar Loans. No amount repaid or prepaid on any Term B-2 Loan may be borrowed again.

Section 1.2. Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving

Loans, Swing Loans, and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base as determined based on the most recent Borrowing Base Certificate. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.6(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 1.3. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of Borrower or for the account of the Borrower and one or more of its Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding.

(b) Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or thirty (30) days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) except as otherwise provided in Section 1.9 hereof, unless an Event of Default exists, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated, or (iii) a Default or an Event of Default exists and the Administrative Agent, at the request or with the consent of the Required Lenders, has given the

L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.3.

(c) The Reimbursement Obligations. Subject to Section 1.3(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Chicago time) on the date when each drawing is to be paid in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois, or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(d) below.

(d) The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.3(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.3 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.3(e) and all other parts of this Section 1.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f) Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

Section 1.4. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

“Base Rate” means for any day the greater of: (i) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate) and (ii) the sum of (x) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined, plus (y) 1/2 of 1%.

(b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Administrative Agent as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.5. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $100,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under a Credit shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than eight (8) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

Section 1.6. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 12:00 p.m. (Chicago time): (i) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.5 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 12:00 p.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 1.6(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify; Automatic Continuations and Conversions. Any outstanding Borrowing of Base Rate Loans shall automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Administrative Agent within the period required by Section 1.6(a) that the Borrower intends to convert such Borrowing, subject to Section 7.1 hereof, into a Borrowing of Eurodollar Loans or such Borrowing is prepaid in accordance with Section 1.9(a). If the Borrower fails to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 7.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 1.9(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrower fails to give notice pursuant to Section 1.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Administrative Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois, by depositing such proceeds to the credit of the

Borrower’s principal operating account maintained with the Administrative Agent or as the Borrower and the Administrative Agent may otherwise agree.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.12 hereof so that the Borrower will have no liability under such Section with respect to such payment.

Section 1.7. Interest Periods. As provided in Section 1.6(a) and 1.15 hereof, at the time of each request to advance, continue or create by conversion a Borrowing of Eurodollar Loans or Swing Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of Base Rate Loans, on the last day of the calendar quarter (i.e., the last day of March, June, September or December, as applicable) in which such Borrowing is advanced, continued or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last day of a calendar quarter), (b) in the case of a Eurodollar Loan, 1, 2, 3 or 6 months thereafter, and (c) in the case of a Swing Loan, on the date 1 to 5 Business Days thereafter as mutually agreed to by the Borrower and the Administrative Agent; provided, however, that:

(i) any Interest Period for a Borrowing of Loans consisting of Base Rate Loans that otherwise would end after the final maturity date of such Loans shall end on the final maturity date of such Loans;

(ii) no Interest Period with respect to any portion of Loans of any type shall extend beyond the final maturity date of such Loans;

(iii) no Interest Period with respect to any portion of the Term A Loans or Term B Loans consisting of Eurodollar Loans shall extend beyond a date on which the Borrower is required to make a scheduled payment of principal on the Term A Loans or Term B Loans, as applicable, unless the sum of (a) the aggregate principal amount of Term A Loans or Term B Loans, as applicable that are Base Rate Loans plus (b) the aggregate principal amount of Term A Loans or Term B Loans, as applicable, that are Eurodollar Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term A Loans or Term B Loans, as applicable, on such payment date;

(iv) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(v) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 1.8. Maturity of Loans. (a) Scheduled Payments of Term A Loans. The Borrower shall make principal payments on the Term A Loans in installments on the last day of each March, June, September, and December in each year, commencing with the calendar quarter ending December 31, 2006, with the amount of each such principal installment to equal the amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

COLUMN A PAYMENT DATE	COLUMN B SCHEDULED PRINCIPAL PAYMENT ON TERM A LOANS
12/31/06	$250,000
03/31/07	$250,000
06/30/07	$250,000
09/30/07	$250,000
12/31/07	$375,000
03/31/08	$375,000
06/30/08	$375,000
09/30/08	$375,000
12/31/08	$500,000
03/31/09	$500,000

COLUMN A PAYMENT DATE	COLUMN B SCHEDULED PRINCIPAL PAYMENT ON TERM A LOANS
06/30/09	$500,000
09/30/09	$500,000
12/31/09	$625,000
03/31/10	$625,000
06/30/10	$625,000
09/30/10	$625,000
12/31/10	$750,000
03/31/11	$750,000
06/30/11	$750,000
09/30/11	$750,000

, it being agreed that a final payment comprised of all principal and interest not sooner paid on the Term A Loans shall be due and payable on November 29, 2011, the final maturity thereof. Each such principal payment shall be applied to the Lenders holding the Term A Loans pro rata based upon their Term A Loan Percentages.

(b)(i) Scheduled Payments of Term B-1 Loans. The Borrower shall make principal payments on the Term B-1 Loans in installments on the last day of each March, June, September, and December in each year, commencing with the calendar quarter ending December 31, 2006, with the amount of each such principal installment to equal $75,000, it being agreed that a final payment composed of all principal and interest not sooner paid on the Term B-1 Loans shall be due and payable on November 29, 2012 (the “Term B Maturity Date”), the final maturity thereof. Each such principal payment shall be applied to the Lenders holding the Term B-1 Loans pro rata based upon their Term B-1 Loan Percentages.

(ii) Scheduled Payments of Term B-2 Loans. If funded, the Borrower shall make principal payments on the Term B-2 Loans on the last day of each March, June, September, and December in each year, commencing with the first such date following the funding, with the amount of each such principal installment to equal 0.25% of the aggregate principal amount of Term B-2 Loans advanced, it being agreed that the final payment of both principal and interest not sooner paid on the Term B-2 Loans shall be due and payable on the Term B Maturity Date, the final maturity thereof. Each such principal payment shall be applied to the Lenders holding the Term B-2 Loans pro rata based upon their Term B-2 Loan Percentages.

(c) Revolving Loans and Swing Loans. Each Revolving Loan and Swing Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Revolving Credit Termination Date.

Section 1.9. Prepayments. (a) Optional. The Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.5 and 1.15 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon one (1) Business Day prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 12:00 p.m. (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.12 hereof.

(b) Mandatory. (i) If the Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then the Borrower shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and, promptly upon receipt by the Borrower or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) so long as no Event of Default then exists, this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as such Net Cash Proceeds are applied to replace or restore the relevant Property in accordance with the terms herein, (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions during any fiscal year of the Borrower not exceeding $500,000 in the aggregate so long as no Event of Default then exists, and (z) in the case of any Disposition not covered by clause (y) above, so long as no Default or Event of Default then exists, if the Borrower states in its notice of such event that the Borrower or the relevant Subsidiary intends to reinvest, within 120 days of the applicable Disposition, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition, then the Borrower shall not be required to make a mandatory prepayment under this subsection in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such similar assets with such 120-day period. Promptly after the end of such 120-day period, the Borrower shall notify the Administrative Agent whether the Borrower or such Subsidiary has reinvested such Net Cash Proceeds in such similar assets, and, to the extent such Net Cash Proceeds have not been so reinvested, the Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so reinvested. The amount of each such prepayment shall be applied, subject to Section 1.9(b)(vi) below, first to the outstanding Term Loans (to be applied on a ratable basis between the outstanding Term A Loans, Term B-1 Loans, and Term B-2 Loans based on the outstanding principal amounts thereof) until paid in full and then to the Revolving Credit. If the Administrative Agent or the Required Lenders so request, all proceeds of such Disposition or Event of Loss shall be deposited with the Administrative Agent (or its agent) and held by it in the Collateral Account. So long as no Default or Event of Default exists, the Administrative Agent is authorized to disburse amounts representing such proceeds from the Collateral Account to or at the Borrower’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.

(ii) If after the Closing Date the Borrower or any Subsidiary shall issue new equity securities (whether common or preferred stock or otherwise), other than (1) equity securities issued in connection with ordinary course employee benefit or compensation programs, (2) capital stock of the Parent issued to the seller of an Acquired Business in connection with a Permitted Acquisition, (3) capital stock of the Parent, the Borrower or any Subsidiary issued to employees or directors (if necessary for such director to qualify as such), (4) capital stock issued to finance Capital Expenditures permitted hereunder or in connection with a Permitted Acquisition, or (5) capital stock of the Parent issued to Thoma Cressey or the other then existing shareholders no more than two (2) occasions per fiscal year of the Borrower, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied, subject to Section 1.9(b)(vi) below, first to the outstanding Term Loans (to be applied on a ratable basis between the outstanding Term A Loans, Term B-1 Loans, and Term B-2 Loans based on the outstanding principal amounts thereof) until paid in full and then to the Revolving Credit. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.11 (Maintenance of Subsidiaries) or Section 9.1(i) (Change of Control) hereof or any other terms of the Loan Documents.

(iii) If after the Closing Date the Borrower or any Subsidiary shall issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by Section 8.7(a)-(d) or (f) hereof, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied, subject to Section 1.9(b)(vi) below, first to the outstanding Term Loans (to be applied on a ratable basis between the outstanding Term A Loans, Term B-1 Loans, and Term B-2 Loans based on the outstanding principal amounts thereof) until paid in full and then to the Revolving Credit. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.7 hereof or any other terms of the Loan Documents.

(iv) If after the Closing Date the Borrower or any Subsidiary shall issue any Subordinated Debt, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied, subject to Section 1.9(b)(vi) below, first to the outstanding Term Loans (to be applied on a ratable basis between the outstanding Term A Loans, Term B-1 Loans, and Term B-2 Loans based on the outstanding principal amounts thereof) until paid in full and then to the Revolving Credit. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.7 hereof or any other terms of the Loan Documents.

(v) Within 30 days after receipt of the Parent’s year-end audited financial statements, and in any event within 120 days after the end of each fiscal year of the Parent (commencing with fiscal year ending December 31, 2007), the Borrower shall prepay the Obligations by an amount equal to the Excess Cash Flow Prepayment Percentage of Excess Cash Flow of Parent and its Subsidiaries for the most recently completed fiscal year of the Parent. The amount of each such prepayment shall be applied, subject to Section 1.9(b)(vi) below, first to the outstanding Term Loans (to be applied on a ratable basis between the outstanding Term A Loans, Term B-1 Loans, and Term B-2 Loans based on the outstanding principal amounts thereof) until paid in full and then to the Revolving Credit.

(vi) Notwithstanding anything to the contrary contained in this Section 1.9(b) or elsewhere in this Agreement, any Lender with an outstanding Term B Loan shall have the option to waive any mandatory prepayment of such Term B Loan pursuant to clauses (i)-(v), both inclusive, of this Section 1.9(b) (each such prepayment a “Waiveable Mandatory Term B Loan Prepayment”) upon the terms and provisions set forth in this Section. In the event any such Lender desires to waive such Lender’s right to receive any such Waiveable Mandatory Term B Loan Prepayment in whole or in part, such Lender shall so advise the Administrative Agent no later than the date on which such prepayment is to occur, which notice shall also include the amount such Lender desires to receive in respect of such prepayment. If any such Lender does not provide such notice, it will be deemed to have accepted 100% of the total amount. In the event that any such Lender waives all or any part of such right to receive any such Waiveable Mandatory Term B Loan Prepayment, the Administrative Agent shall apply 100% of the amount so waived by such Lender to the Term A Loans then outstanding in accordance with the relevant clause of this Section 1.9(b), provided that no such waiver request shall be honored following the prepayment in full of the Term A Loans.

(vii) The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 1.13 hereof, prepay the Revolving Loans, Swing Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

(viii) If at any time the sum of the unpaid principal balance of the Revolving Loans, Swing Loans, and the L/C Obligations then outstanding shall be in excess of the Borrowing Base as determined on the basis of the most recent Borrowing Base Certificate, the Borrower shall immediately and without notice or demand pay over the amount of the excess to the Administrative Agent for the account of the Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans and Swing Loans until payment in full thereof with any remaining balance to be held by the Administrative Agent in the Collateral Account as security for the Obligations owing with respect to the Letters of Credit.

(ix) Unless the Borrower otherwise directs, prepayments of Loans under this Section 1.9(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.9(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans or Swing Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.12 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

(c) Any amount of Revolving Loans and Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. No amount of the Term A Loans, Term B-1 Loans or Term B-2 Loans paid or prepaid may be reborrowed, and, in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the relevant Loans on a ratable basis among all such remaining amortization payments based on the principal amounts thereof.

Section 1.10. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default under Section 9.1(a) or, to the extent due to a violation of Sections 8.5 or 8.23, Section 9.1(b) exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:

(a) for any Base Rate Loan or any Swing Loan bearing interest based on the Base Rate, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b) for any Eurodollar Loan or any Swing Loan bearing interest at the Administrative Agent’s Quoted Rate, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c) for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 1.3 with respect to such Reimbursement Obligation; and

(d) for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 2.1 with respect to such Letter of Credit;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.11. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Term A Loan and referred to herein as a “Term A Note”), D-2 (in the case of its Term B-1 Loan and referred to herein as a “Term B-1 Note”), D-3 (in the case of its Term B-2 Loan and referred to herein as a “Term B-2 Note”), D-4 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), or D-5 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Term A Notes, Term B-1 Notes, Term B-2 Notes, Revolving Notes, and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the amount of the relevant Term Loan, Commitment, or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 1.12. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan or Swing Loan, or to convert a Base Rate Loan into a Eurodollar Loan or Swing Loan on the date specified in a notice given pursuant to Section 1.6(a) or 1.15 hereof,

(c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be deemed prime facie correct.

Section 1.13. Commitment Terminations. (a) Optional Terminations. The Borrower shall have the right at any time and from time to time, upon two (2) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments and/or the Term B-2 Loan Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages or Term B-2 Loan Percentages, as applicable, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit or Swing Line Sublimit then in effect shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

(b) Any termination of the Commitments pursuant to this Section 1.13 may not be reinstated.

Section 1.14. Substitution of Lenders. In the event (a) the Borrower receives a claim from any Lender for compensation under Section 10.3 or 13.1 hereof, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is in default in any material respect with respect to its obligations under the Loan Documents, or (d) a Lender fails to consent to an amendment or waiver requested under Section 13.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to a commercial bank or other financial institution specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have received the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to such assignment, (iii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.12 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, (iv) the assignment is entered into in accordance with the other requirements of Section 13.12 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower), (v) in respect of an Affected Lender pursuant to clause (d) above, the replacement Lender enters into such amendment, and (vi) prior to approaching a commercial bank or other financial institution that is not a Lender, the Borrower shall first offer to the existing Lenders the option to enter into such assignment.

Section 1.15. Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Administrative Agent agrees to make loans in U.S. Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. The Swing Loans may be availed of the Borrower from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.

(b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Administrative Agent’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

(c) Requests for Swing Loans. The Borrower shall give the Administrative Agent prior notice (which may be written or oral) no later than 12:00 Noon (Chicago time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. Within 30 minutes after receiving such notice, the Administrative Agent shall in its discretion quote an interest rate to the Borrower at which the Administrative Agent would be willing to make such Swing Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Administrative Agent’s Quoted Rate”). The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrower does not so immediately accept the Administrative Agent’s Quoted Rate for the full amount requested by the Borrower for such Swing Loan, the Administrative Agent’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested at the offices of the Administrative Agent in Chicago, Illinois, by depositing such proceeds to the credit of the Borrower’s operating account maintained with the Administrative Agent or as the Borrower and the Administrative Agent may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, (i) the obligation of the Administrative Agent to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Administrative Agent shall not be obligated to make more than one Swing Loan during any one day.

(d) Refunding Loans. In its sole and absolute discretion, the Administrative Agent may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Administrative Agent to act on its behalf for such purpose) and with notice to the Borrower, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in Chicago, Illinois, before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

(e) Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Administrative Agent pursuant to Section 1.15(d) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Administrative Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Administrative Agent its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

SECTION 2.	FEES.

Section 2.1. (a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee at the rate per annum equal to 0.50% (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Term B-2 Loan Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Term B-2 Loan Commitment, a commitment fee at the rate per annum equal to 0.75% (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Term B-2 Loan Commitments. Such commitment fee shall be payable in arrears on December 31, 2006, March 31, 2007 and April 30, 2007, or, if earlier on the date the Project Arch Acquisition is completed.

(c) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.3 hereof, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

(d) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in a fee letter dated July 21, 2006 or as otherwise agreed to in writing between the Administrative Agent and the Borrower.

(e) Audit Fees. The Borrower shall pay to the Administrative Agent for its own use and benefit charges for audits of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Event of Default, the Borrower shall not be required to pay the Administrative Agent for more than one (1) such audit per calendar year.

SECTION 3.	PLACE AND APPLICATION OF PAYMENTS.

Section 3.1. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.9(b) hereof), all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts due to each holder thereof;

(c) third, to the payment of principal on the Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Loan Documents (including, without limitation, Funds Transfer and Deposit Account

Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e) finally, to the Borrower or whoever else may be lawfully entitled thereto.

Section 3.2. Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

SECTION 4.	GUARANTIES AND COLLATERAL.

Section 4.1. Guaranties. The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by the Parent and each direct and indirect Subsidiary of the Parent (other than the Borrower) (individually a “Guarantor” and collectively the “Guarantors”) pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”); provided, however, that unless otherwise required by the Administrative Agent or the Required Lenders during the existence of any Event of Default, a Foreign Subsidiary shall not be required to be a Guarantor hereunder if providing such Guaranty would cause a material adverse effect on the Borrower’s federal income tax liability.

Section 4.2. Collateral. The Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower and each Guarantor in all of their accounts, chattel paper, instruments, documents, general intangibles, letter-of-credit rights, supporting obligations, deposit accounts, investment property, inventory, equipment, fixtures, commercial tort claims, real estate and certain other Property, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that: (i) until an Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on local petty cash accounts maintained by the Borrower and the Guarantors in proximity to their operations need not be perfected provided that the total amount on deposit at any one time not so perfected shall not exceed $100,000 in the aggregate and Liens on payroll accounts maintained by the Borrower and the Guarantors need not be perfected provided the total amount on deposit at any time does not exceed the current amount of their payroll obligations, (ii) until an Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on vehicles which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $100,000 in the aggregate, and (iii) unless otherwise required by the Administrative Agent or the Required Lenders during the existence of any Event of Default, Liens on the Voting Stock of a Foreign Subsidiary shall be limited to 65% of the total outstanding Voting Stock of such Foreign Subsidiary. The Borrower acknowledges and agrees that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of the holders of the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability and shall be valid and perfected first priority Liens subject, however, to the proviso appearing at the end of the preceding sentence and to Liens permitted by Section 8.8 hereof, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to the Administrative Agent.

Section 4.3. Liens on Real Property. In the event that the Borrower or any Guarantor owns or hereafter acquires any real property, the Borrower shall, or shall cause such Guarantor to, execute and deliver to the Administrative Agent a mortgage or deed of trust acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent (or a security trustee therefor) a Lien on such real property to secure the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, shall pay all taxes, costs, and expenses incurred by the Administrative Agent in recording such mortgage or deed of trust, and shall supply to the Administrative Agent at the Borrower’s cost and expense a survey, environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer acceptable to the Administrative Agent insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens permitted by this Agreement) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.4. Further Assurances. The Borrower agrees that it shall, and shall cause each Guarantor to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event the Borrower or any Guarantor forms or acquires any other Subsidiary after the date hereof, except as otherwise provided in Sections 4.1 and 4.2 above, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and such Collateral Documents as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

SECTION 5.	DEFINITIONS; INTERPRETATION.

Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

“Account Debtor” means any Person obligated to make payment on any Receivable.

“Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

“Adjusted EBITDA” means, with reference to any period, EBITDA for such period plus without duplication and to the extent deducted in determining EBITDA, the sum of (i) Management Fees paid in accordance with Section 8.12 hereof for such period; plus (ii) non-recurring non-capitalized transaction fees and expenses relating to the ELC Acquisition not to exceed $6,500,000; plus (iii) non-cash non-recurring charges, as determined in accordance with GAAP, in connection with annual non-cash write-offs or write-downs required under FASB 142 with respect to goodwill and certain other intangible assets, 141 with respect to purchase accounting and inventory adjustments and 144 with respect to the write-downs of long-lived assets, or APB 16 and 17 as established by FASB (pertaining to purchase method accounting); plus (iv) non-recurring transaction expenses in connection with a Permitted Acquisition in an aggregate amount not to exceed the greater of (A) $500,000 and (B) 5% of the Total Consideration for such Permitted Acquisition and other acquisitions which satisfy the requirements of the defined term “Permitted Acquisitions” except to the extent they are not consummated of up to $500,000 in the aggregate from the Closing Date; plus (v) non-cash compensation expenses, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements) (minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of Net Income); plus (vi) expenses incurred in connection with the investigation and related restatement of certain financial statements in accordance with rules and regulations promulgated by the Securities and Exchange Commission and/or NASDAQ in an aggregate amount not to exceed $100,000; plus (vii) costs and expenses relating to compliance by the Borrower with the Securities Exchange Act of 1934, as amended (together with all rules and regulations promulgated in connection therewith) for the period from October 1, 2006 through the Closing Date not to exceed $200,000 in the aggregate; plus (viii) any amounts paid to employees of the Borrower or any of its Subsidiaries in order to secure their retention following the ELC Acquisition in an aggregate amount not to exceed $270,000; plus (ix) extraordinary non-cash losses, as determined in accordance with GAAP, to the extent not duplicative of any clause hereof and not included in the calculation of Net Income and as approved by the Administrative Agent in its reasonable discretion; plus (x) to the extent deducted from Net Income for such period, any other non-cash charges and expenses (other than the write-down or write-off of current assets) for such period up to an aggregate amount not to exceed $1,000,000 or such greater amount as mutually agreed to in writing by the Required Senior Lenders and the Borrower, plus (xi) the EBITDA of the Persons or assets which are the subject of any Permitted Acquisition consummated during the period as if such Acquisition were consummated on the first day of such period plus or minus any pro forma adjustments as reasonably calculated by the Borrower and approved by the Administrative Agent in its reasonable discretion provided, that such amounts shall be included in such determination for such period to the extent not subsequently sold or otherwise disposed of during such period, and minus (xii) any non-cash items increasing Net Income; provided that Adjusted EBITDA for the (A) three month period ending March 31, 2006 shall be deemed to be $656,939, (B) three month period ending June 30, 2006 shall be deemed to be $3,690,734, and (C) three month period ending September 30, 2006 shall be deemed to be $10,895,925.

“Adjusted LIBOR” is defined in Section 1.4(b) hereof.

“Administrative Agent” means Bank of Montreal and any successor pursuant to Section 11.7 hereof.

“Administrative Agent’s Quoted Rate” is defined in Section 1.15(c) hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and letter of credit fees payable under Section 2.1 hereof, until the first Pricing Date, the rates per annum shown opposite Level IV below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	TOTAL LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS UNDER REVOLVING CREDIT AND TERM A CREDIT AND REIMBURSEMENT OBLIGATIONS SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS UNDER REVOLVING CREDIT AND TERM A CREDIT AND LETTER OF CREDIT FEE SHALL BE:	APPLICABLE MARGIN FOR BASE RATE LOANS UNDER TERM B CREDIT SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS UNDER TERM B CREDIT SHALL BE:
IV	Greater than or equal to 4.0 to 1.0	1.50%	3.25%	2.00%	3.75%
III	Less than 4.0 to 1.0, but greater than or equal to 3.5 to 1.0	1.25%	3.00%	2.00%	3.75%
II	Less than 3.5 to 1.0, but greater than or equal to 3.0 to 1.0	1.00%	2.75%	1.50%	3.25%
I	Less than 3.0 to 1.0	0.75%	2.50%	1.50%	3.25%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Parent ending on or after March 31, 2007, the date on which the Administrative Agent receives the Parent’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Total Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Parent has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level IV shall apply). If the Parent subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined.

“Application” is defined in Section 1.3(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Assumption Agreement” means an assumption agreement entered into by the Company in favor of the Administrative Agent on behalf of the Lenders, in substantially the form of Exhibit I or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Base Rate” is defined in Section 1.4(a) hereof.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.4(a) hereof.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.6 hereof. Borrowings of Swing Loans are made by the Administrative Agent in accordance with the procedures set forth in Section 1.15 hereof.

“Borrowing Base” means, as of any time it is to be determined, the sum of :

(a) 85% of the then outstanding unpaid amount of Eligible Receivables (other than Eligible Receivables of Educational Products, Inc.); plus

(b) 80% of the then outstanding unpaid amount of Eligible Receivables of Educational Products, Inc.; plus

(c) 60% of the value (computed at the lower of market or cost using the first-in/first-out method of inventory valuation (except for inventory of Educational Products, Inc. and other inventory manufactured for the early childhood segment of the business, in each case, which utilizes the average cost method of inventory valuation) applied in accordance with GAAP) of Eligible Inventory; minus

(d) an aggregate amount equal to two (2) months rent owing by the Borrower or any Guarantor, as applicable, with respect to each location in which Eligible Inventory is located which is not owned by the Borrower or any Guarantor and for which the Borrower or Guarantor has not delivered a waiver or access agreement in form and substance reasonably satisfactory to the Administrative Agent from the Person owning or controlling such location;

provided that (i) the Administrative Agent shall have the right upon five (5) Business Days’ notice to the Borrower to reduce the advance rates against Eligible Receivables and Eligible Inventory in its reasonable discretion based on results from any field audit or appraisal of the Collateral provided that so long as no Default or Event of Default shall have occurred and be continuing the Administrative Agent shall not reduce the advance rate against (A) Eligible Receivables to less than 70% (or, in the case of Eligible Receivables of Educational Products, Inc., 65%) or (B) Eligible Inventory to less than 50% and (ii) the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Borrowing Base Certificates furnished from time to time by the Borrower pursuant to this Agreement and, if required by the Administrative Agent pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to the Administrative Agent pursuant hereto or pursuant to any such Collateral Document.

“Borrowing Base Certificate” means the certificate in the form of Exhibit E hereto, or in such other form acceptable to the Administrative Agent, to be delivered to the Administrative Agent and the Lenders pursuant to Sections 7.2 and 8.5 hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP; provided, however, Capital Expenditures shall not include (i) expenditures funded with the Net Cash Proceeds of a Disposition or Event of Loss or equity issuance, (ii) expenditures in connection with a Permitted Acquisition (except for purchase money financing or Capitalized Lease Obligations acquired or assumed), (iii) expenditures to the extent reimbursed by a landlord within 90 days of such expenditure for leasehold improvements in connection with the Borrower’s or any Subsidiary’s leased premises, and (iv) to the extent constituting capitalized interest.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, and (b) insured certificates of deposit of or time deposits with any commercial bank that (i) is a Lender Party or a member of the Federal Reserve System, (ii) is organized under the laws of the United States or any State thereof, and (iii) has combined capital and surplus of at least $1 billion.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change of Control” means any of (a) the failure of Thoma Cressey to own and control 51% of the outstanding voting stock and capital stock and other equity interests of the Parent, (b) failure of the Parent to own and control 100% of the outstanding capital stock and other equity interest of the Borrower, or (c) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of outstanding Indebtedness for Borrowed Money of the Parent, the Borrower or any Subsidiary shall occur.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 9.4 hereof.

“Collateral Documents” means the Mortgages, the Security Agreement, the Intercreditor Agreement and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability or any part thereof.

“Commitments” means the Revolving Credit Commitments, the Term A Loan Commitments, the Term B-1 Loan Commitments and the Term B-2 Loan Commitments.

“Company” is defined in the Preliminary Statements in this Agreement.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit” means any of the Revolving Credit, the Swing Line, the Term A Credit, or the Term B Credit.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 8.10(a), 8.10(b), or 8.10(d) hereof.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with reference to any period, Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income, franchise and similar taxes for such period, and (c) depreciation of fixed assets and amortization of intangible assets for such period.

“Educational Account Debtor” means (a) any department of education or other state or local government entities of a similar nature, (b) any US military entity or (c) any “Head Start” program.

“ELC Acquisition” is defined in the Preliminary Statements in this Agreement.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Guarantor or any of the Borrower’s or such Guarantor’s Affiliates or Subsidiaries.

“Eligible Intransit Inventory” means any raw materials or finished goods inventory of the Borrower or any Guarantor (other than packaging, crating and supplies inventory) which meets all of the requirements of Eligible Inventory other than clause (b) thereof and;

(a) is an asset of such Person to which it has good and marketable title (with any purchase order or other documents evidencing such Person’s acquisition of such inventory to identify such Person as the purchaser or owner thereof), is freely assignable, and is subject to a perfected, first priority Lien in favor of the Administrative Agent free and clear of any other Liens (except those of freight forwarders and expeditors);

(b) it is in-transit by a recognized international air or shipping carrier to a location permitted under subsection (b) of the definition of “Eligible Inventory”; and

(c) it is insured under a comprehensive “all risk” cargo policy issued by a recognized insurer acceptable to the Administrative Agent and naming the Administrative Agent as loss payee and such inventory is being handled in compliance with the terms of such insurance.

“Eligible Inventory” means any raw materials or finished goods inventory of the Borrower or any Guarantor (other than packaging, crating and supplies inventory) which:

(a) is an asset of such Person to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Administrative Agent free and clear of any other Liens;

(b) is located in the United States of America at a Permitted Collateral Location as set forth in the Security Agreement and, in the case of any location not owned by such Person, which is at all times subject to a lien waiver agreement from such landlord or other third party to the extent required by, and in form and substance satisfactory to, the Administrative Agent; provided that the aggregate amount of Eligible Intransit Inventory shall not at any time exceed 15% of total inventory;

(c) is not so identified to a contract to sell that it constitutes a Receivable;

(d) is not obsolete or slow moving, and is of good and merchantable quality free from any defects which might adversely affect the market value thereof; and

(e) is not covered by a warehouse receipt or similar document.

“Eligible Line of Business” means any business engaged in the development, manufacture, distribution and retail of educational products.

“Eligible Receivables” means any Receivable of the Borrower or any Guarantor which:

(a) arises out of the sale of finished goods inventory delivered to and accepted by, or out of the rendition of services fully performed and accepted by, the Account

Debtor on such Receivable, and such Receivable does not represent a pre-billed Receivable or a progress billing;

(b) is payable in U.S. Dollars and the Account Debtor on such Receivable is located within the United States of America;

(c) is the valid, binding and legally enforceable obligation of the Account Debtor obligated thereon and such Account Debtor is not (i) a Subsidiary or an Affiliate of the Borrower, (ii) a shareholder, director, officer or employee of the Borrower or any Subsidiary, (iii) the United States of America, or any state or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing (other than any department of education or other state or local government entities of a similar nature), unless the Assignment of Claims Act or any similar state or local statute, as the case may be, is complied with to the satisfaction of the Administrative Agent, (iv) a debtor under any proceeding under the United States Bankruptcy Code, as amended, or any other comparable bankruptcy or insolvency law, or (v) an assignor for the benefit of creditors;

(d) is not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to the Administrative Agent;

(e) is an asset of such Person to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Administrative Agent free and clear of any other Liens;

(f) is not owing from an Account Debtor who is also a creditor or supplier of such Person, and is not subject to any offset, counterclaim or other defense with respect thereto;

(g) no surety bond was required or given in connection with said Receivable or the contract or purchase order out of which the same arose;

(h) it is evidenced by an invoice to the Account Debtor dated not more than 5 Business Days subsequent to the order completion date and is issued on ordinary trade terms requiring payment within 30 days of invoice date;

(i) is not unpaid more than 90 days after the original invoice date; or, in the case of an Educational Account Debtor, is not unpaid more than 270 days after the original invoice date; provided that the aggregate amount of Eligible Receivables owing from an Educational Account Debtor that is unpaid more than 90 days but not more than 270 days after the original invoice date shall not at any time exceed 1% of total Receivables;

(j) is not owed by an Account Debtor who is obligated on Receivables more than 25% of the aggregate unpaid balance of which have been past due for longer than the relevant period specified in subsection (i) above unless the Administrative Agent has approved the continued eligibility thereof;

(k) would not cause the total Receivables owing from any one Account Debtor and its Affiliates to exceed 15% of all Eligible Receivables; and

(l) does not arise from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.4(b) hereof.

“Eurodollar Reserve Percentage” is defined in Section 1.4(b) hereof.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Availability” means, as of any time the same is to be determined, the amount (if any) by which (a) the lesser of the Borrowing Base as then determined and computed or the Revolving Credit Commitment as then in effect exceeds (b) the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding.

“Excess Cash Flow” means, with respect to any period, the amount (if any) by which (a) Adjusted EBITDA during such period exceeds (b) the sum of (i) Interest Expense paid or required to be paid in cash during such period, plus (ii) federal, state and local income taxes paid or payable as determined by the Borrower in cash during such period, plus (iii) the aggregate amount of principal payments actually made by the Borrower during such period in respect of Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but excluding payments made under the Revolving Loan or any other revolving indebtedness (unless such payment results in a permanent reduction of the Revolving Credit Commitment)), plus (iv) the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries during such period to the extent permitted by this Agreement and not financed with proceeds of Indebtedness for Borrowed Money, plus (v) any increases in non-debt, non-cash working capital of the Borrower and its Subsidiaries for such period, plus (vi) Management Fees and other Restricted Payments paid in accordance with Section 8.12 hereof during such period, minus (vii) any decreases in non-debt, non-cash working capital of the Borrower and its Subsidiaries for such period.

Excess Cash Flow Prepayment Percentage” means 75%; provided that so long as no Event of Default shall have occurred and be continuing such percentage shall be permanently reduced to (i) 50% at such time as the Total Leverage Ratio as demonstrated by the financial statements of the Parent submitted pursuant to Section 8.5 hereof has been less than 3.50 to 1.00 for two (2) consecutive fiscal quarters, (ii) 25% at such time as the Total Leverage Ratio as demonstrated by the financial statements of the Parent submitted pursuant to Section 8.5 hereof has been less than 2.50 to 1.00 for two (2) consecutive fiscal quarters and (iii) 0% at such time as the Total Leverage Ratio as demonstrated by the financial statements of the Parent submitted pursuant to Section 8.5 hereof has been less than 1.50 to 1.00 for two (2) consecutive fiscal quarters.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate appearing in Section 1.4(a) hereof.

“First Lien Funded Debt” means, at any time the same is to be determined, Total Funded Debt at such time minus the principal balance of the Second Lien Loans then outstanding.

“First Lien Leverage Ratio” means, as of the last day of any fiscal quarter of the Parent, the ratio of First Lien Funded Debt as of the last day of such fiscal quarter to Adjusted EBITDA for the period of four fiscal quarters then ended.

“Fixed Charges” means, with reference to any period, the sum of (a) all regularly scheduled payments of principal made during such period in cash with respect to Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, provided, that for each period ending on or before September 30, 2007, the regularly scheduled payments of principal for such period shall be deemed to equal $1,300,000 plus 1% of the aggregate principal amount of the Term B-2 Loans outstanding, (b) Interest Expense for such period paid or required to be paid in cash, provided, that for each period ending on or before September 30, 2007, that portion of Interest Expense representing interest on the Revolving Loans shall be calculated as if the daily average aggregate principal amount of Revolving Loans outstanding was $9,800,000, (c) federal, state, and local income, franchise and similar taxes paid or payable as determined by the Borrower in cash by the Parent and its Subsidiaries (excluding that certain tax payment in the amount of approximately $2,700,000 made on or about December 15, 2006), and (d) Management Fees paid by the Parent and its Subsidiaries in cash during such period in accordance with Section 8.12 hereof, provided, that for each period ending on or before September 30, 2007, each item set forth above in clauses (b) and (c) shall be calculated as such amounts paid from the Closing Date and then annualized.

“Fixed Charge Coverage Ratio” means as of the last day of each fiscal quarter of the Parent, the ratio of (a) Adjusted EBITDA for the four fiscal quarters then ended less unfinanced Capital Expenditures for the same four fiscal quarters then ended to (b) Fixed Charges for the same four fiscal quarters then ended.

“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Transfer and Deposit Account Liability” means the liability of the Borrower or any Guarantor owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of the Borrower and/or any Guarantor now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any Guarantor by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guarantor” and “Guarantors” each is defined in Section 4.1 hereof.

“Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of the Borrower or any Guarantor to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Borrower or such Guarantor, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and among the Administrative Agent and the “Administrative Agent” under the Second Lien Loan Documents.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” is defined in Section 1.7 hereof.

“Key Management” means Ronald Elliott and Judith McGuinn.

“L/C Issuer” means the Administrative Agent, or any other Lender requested by the Borrower and approved by the Administrative Agent in its sole discretion with respect to any Letter of Credit.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $3,000,000, as reduced pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes BMO Capital Markets Financing, Inc. and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof.

“Lending Office” is defined in Section 10.4 hereof.

“Letter of Credit” is defined in Section 1.3(a) hereof.

“LIBOR” is defined in Section 1.4(b) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan, Swing Loan, Term A Loan, or Term B Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranties, the Assumption Agreement and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Management Agreement” means the Professional Services Agreement dated November 29, 2006 pursuant to which the Borrower has agreed to pay Thoma Cressey certain Management Fees.

“Management Fees” means all fees, charges and other amounts (including without limitation salaries and any other compensation such as bonuses, pensions and profit sharing payments) due and to become due to Thoma Cressey or any of its Affiliates in consideration for, directly or indirectly, management, consulting or similar services, including under the Management Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or financial condition of the Parent and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Parent, the Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Parent, the

Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“Merger” is defined in the Preliminary Statements in this Agreement.

“Merger Agreement” is defined in the Preliminary Statements in this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means, collectively, any mortgages or deeds of trust delivered to the Administrative Agent pursuant to Section 4.3 hereof, as the same may be amended, modified, supplemented or restated from time to time.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness for Borrowed Money by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Net Income” means, with reference to any period, the net income (or net loss) of the Parent and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Parent or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Parent or any of its Subsidiaries has a equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period.

“Note” and “Notes” each is defined in Section 1.11 hereof.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Participating Interest” is defined in Section 1.3(d) hereof.

“Participating Lender” is defined in Section 1.3(d) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for any Lender its Revolver Percentage, Term A Loan Percentage, Term B-1 Loan Percentage or Term B-2 Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis (including, without limitation, Section 11.6 hereof), such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage, Term A Loan Percentage, Term B-1 Loan Percentage, and Term B-2 Loan Percentage, and expressing such components on a single percentage basis.

“Permitted Acquisition” means any Acquisition by the Borrower or any of its Domestic Subsidiaries with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business is in an Eligible Line of Business and has its primary operations within the United States of America;

(b) the Acquisition shall not be a Hostile Acquisition;

(c) the financial statements of the Acquired Business shall have been audited by a nationally recognized accounting firm or such financial statements shall have undergone review of a scope reasonably satisfactory to the Required Lenders;

(d) the Total Consideration for the Acquired Business shall not exceed $20,000,000 and, when taken together with the Total Consideration for all Acquired Businesses acquired after the Closing Date (excluding the Total Consideration with respect to the Project Arch Acquisition), shall not exceed $35,000,000 in the aggregate;

(e) the Borrower shall have notified the Administrative Agent and Lenders not less than 30 days prior to any such Acquisition and furnished to the Administrative Agent and Lenders at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), and 3-year historical financial information and 3-year pro forma financial forecasts of the Acquired Business on a stand alone basis as well as of the Borrower on a consolidated basis after giving effect to the Acquisition and covenant compliance calculations reasonably satisfactory to the Required Lenders demonstrating satisfaction of the condition described in clause (g) below;

(f) if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 hereof in connection therewith;

(g) after giving effect to the Acquisition and any Credit Event in connection therewith, no Default or Event of Default shall exist and the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Borrower (A) would be in compliance with Section 8.23(a) hereof on a pro forma basis (provided that for any Acquisition consummated on or prior to December 31, 2007 (other than the Project Arch Acquisition) such pro forma compliance shall be by more than 0.25 to 1.0) and (B) would be in compliance with the Fixed Charge Coverage Ratio on a pro forma basis, in each case assuming the indebtedness incurred at the time of such Acquisition was incurred on the first day of such 12-month period and on a pro forma basis after giving effect to such Acquisition; and

(h) after giving effect to the Acquisition and any Credit Event in connection therewith, the Borrower shall have not less than $5,000,000 of Excess Availability.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Premises” means the real property owned or leased by the Borrower or any Subsidiary, including without limitation the real property and improvements thereon owned by the Borrower or any Subsidiary subject to the Lien of the Mortgages or any other Collateral Documents.

“Project Arch Acquisition” means the purchase by the Borrower of substantially all of the stock or assets of the target disclosed to the Lenders on the Closing Date pursuant to the terms and conditions of a purchase agreement, which shall be in form and substance reasonably acceptable to the Administrative Agent.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Receivables” means all rights to the payment of a monetary obligation, now or hereafter owing to the Borrower or any Guarantor, evidenced by accounts, instruments, chattel paper, or general intangibles.

“Reimbursement Obligation” is defined in Section 1.3(c) hereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Revolving Credit Commitments of the Lenders.

“Required Senior Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments and “Lenders” under the Second Lien Credit Agreement whose outstanding “Loans” under the Second Lien Credit Agreement constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit, Unused Revolving Credit Commitments of the Lenders and “Loans” under the Second Lien Credit Agreement.

“Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 1.2 and 1.3 hereof.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Revolving Credit Termination Date” means November 29, 2011 or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.13, 9.2 or 9.3 hereof.

“Revolving Loan” is defined in Section 1.2 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 1.11 hereof.

“Second Lien Administrative Agent” means the “Administrative Agent” as defined in the Second Lien Credit Agreement.

“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement dated as of the date hereof by and among the Parent, the Borrower, the guarantors party thereto, the lenders party thereto and the Second Lien Administrative Agent, as the same may be amended, modified, restated or supplemented from time to time.

“Second Lien Loans” means the “Loans” as defined in the Second Lien Credit Agreement.

“Second Lien Loan Documents” means the “Loan Documents” as defined in the Second Lien Credit Agreement.

“Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans.

“Seller Note” shall mean any promissory note evidencing Subordinated Debt made by Parent or any of its Subsidiaries in favor of any seller in connection with any Permitted Acquisition.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Security Agreement” means that certain First Lien Security Agreement dated the date of this Agreement among the Borrower and the Guarantors and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“Subordinated Debt” means Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing by the Required Lenders and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case reasonably satisfactory to the Required Lenders.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Parent or of any of its direct or indirect Subsidiaries.

“Subsidiary Guarantor” means any Guarantor which is a Subsidiary of the Borrower.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.15 hereof.

“Swing Line Sublimit” means $2,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.15 hereof.

“Swing Note” is defined in Section 1.11 hereof.

“Term A Credit” means the credit facility for the Term A Loans described in Section 1.1(a) hereof.

“Term A Loan” is defined in Section 1.1(a) hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Term A Loan hereunder.

“Term A Loan Commitment” means, as to any Lender, the obligation of such Lender to make its Term A Loan on the Closing Date in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof.

“Term A Loan Percentage” means, for each Lender, the percentage of the Term A Loan Commitments represented by such Lender’s Term A Loan Commitment or, if the Term A Loan Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Term A Loans then outstanding.

“Term A Note” is defined in Section 1.11 hereof.

“Term B Credit” means the credit facility for the Term B Loans described in Section 1.1(b) hereof.

“Term B Loan” is defined in Section 1.1(b)(ii) hereof.

“Term B Maturity Date” is defined in Section 1.8(b)(i) hereof.

“Term B-1 Loan” is defined in Section 1.1(b)(i) hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Term B-1 Loan hereunder.

“Term B-1 Loan Commitment” means, as to any Lender, the obligation of such Lender to make its Term B-1 Loan on the Closing Date in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof.

“Term B-1 Loan Percentage” means, for each Lender, the percentage of the Term B-1 Loan Commitments represented by such Lender’s Term B-1 Loan Commitment or, if the Term B-1 Loan Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Term B-1 Loans then outstanding.

“Term B-1 Note” is defined in Section 1.11 hereof.

“Term B-2 Commitment Termination Date” means April 30, 2007.

“Term B-2 Loan” is defined in Section 1.1(b)(ii) hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Term B-2 Loan hereunder.

“Term B-2 Loan Commitment” means, as to any Lender, the obligation of such Lender to make its Term B-2 Loan on or before the Term B-2 Loan Commitment Termination Date in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof.

“Term B-2 Loan Percentage” means, for each Lender, the percentage of the Term B-2 Loan Commitments represented by such Lender’s Term B-2 Loan Commitment or, if the Term B-2 Loan Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Term B-2 Loans then outstanding.

“Term B-2 Note” is defined in Section 1.11 hereof.

“Term Loans” means and includes the Term A Loans and the Term B Loans.

“Thoma Cressey” means Thoma Cressey Fund VIII, L.P.

“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Borrower or its Subsidiary meeting financial performance obligations (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of indebtedness assumed in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of the Parent and its Subsidiaries at such time other than the Revolving Loans, (b) the daily average aggregate outstanding principal amount of the Revolving Loans and Swing Loans outstanding for the twelve month period then ended provided that for each period ending on or prior to September 30, 2007 such daily average shall be the greater of (i) the actual daily average aggregate outstanding principal amount and (ii) $9,800,000, and (c) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Parent or any of its Subsidiaries or which the Parent or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Parent or any of its Subsidiaries has otherwise assured a creditor against loss.

“Total Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of Total Funded Debt of the Parent and its Subsidiaries as of the last day of such fiscal quarter to Adjusted EBITDA of the Parent and its Subsidiaries for the period of four fiscal quarters then ended.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

“Unused Term B-2 Loan Commitments” means, at any time, the difference between the Term B-2 Loan Commitments then in effect and the aggregate amount of Term B-2 Loans that had been made by the Lenders.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the audited financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 6.	REPRESENTATIONS AND WARRANTIES.

The Parent and the Borrower each represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.1. Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 6.2. Parent and Subsidiaries. The Parent and each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Parent, the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Parent, the Borrower or another Subsidiary are owned, beneficially and of record, by the Parent, the Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents and the Second Lien Administrative Agent under the Second Lien Loan Documents. There are no outstanding commitments or other obligations of the Parent, the Borrower or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3. Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and Guarantors have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and Guarantors enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Guarantor of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Guarantor or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Guarantor, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Parent, the Borrower or any Subsidiary or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of the Parent, the Borrower or any Subsidiary other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

Section 6.4. Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Term A Loans and Term B-1 Loans to pay a portion of the purchase price for the ELC Acquisition; the Borrower shall use the proceeds of the Term B-2 Loans to pay a portion of the purchase price for the Project Arch Acquisition; and the Borrower shall use the proceeds of the Revolving Credit for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws. Neither the Parent, the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Parent, the Borrower and the Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.5. Financial Reports. The consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2005, and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of KPMG LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2006, and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the nine months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present, in all material respects, the consolidated financial condition of the Company and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Parent nor any Subsidiary has contingent liabilities which are material to it and that would be required to be disclosed in accordance with GAAP other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6. No Material Adverse Change. Except as a result of the ELC Acquisition and except as set forth on Schedule 6.6, since December 31, 2005, there has been no change in the operations, business, Property or financial condition of the Parent, the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.7. Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, each of the Parent and the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.

Section 6.8. Trademarks, Franchises, and Licenses. Except as set forth on Schedule 6.8, the Parent, the Borrower and the Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9. Governmental Authority and Licensing. The Parent, the Borrower and the Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Parent or Borrower, threatened.

Section 6.10. Good Title. The Parent, the Borrower and the Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Parent and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11. Litigation and Other Controversies. Except as set forth on Schedule 6.11, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Parent, the Company, the Borrower or any Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.12. Taxes. All tax returns required to be filed by the Parent, the Company, the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed (giving effect to all valid extensions granted), and except as set forth on Schedule 6.12, all taxes, assessments, fees, and other governmental charges upon the Parent, the Company, the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except (i) where failure to pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. Except as set forth on Schedule 6.12, neither the Parent nor the Borrower knows of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Parent, the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Guarantor of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 6.14. Affiliate Transactions. Other than Management Fees and except as set forth on Schedule 6.14, neither the Parent, the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Parent, the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15. Investment Company. Neither the Parent, the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16. ERISA. Except as set forth on Schedule 6.16, the Parent and each other member of its Controlled Group has fulfilled in all material respects its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Parent, the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17. Compliance with Laws. (a) Except as set forth on Schedule 6.17(a), the Parent, the Borrower and the Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the representations and warranties set forth in Section 6.17(a) above, except as set forth on Schedule 6.17(b) and except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, each of the Parent and Borrower represents and warrants that: (i) the Parent, the Borrower and the Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) the Parent, the Borrower and the Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) the Parent, the Borrower and the Subsidiaries have not, and neither the Parent nor the Borrower has any knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of either the Parent or the Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the Premises contain and have contained any: (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) the Parent, the Borrower and the Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) the Parent, the Borrower and the Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) the Parent, the Borrower and the Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving the Parent, the Borrower or any Subsidiary or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against the Parent, the Borrower or any Subsidiary or such Premises; (viii) none of the Premises are subject to any, and neither the Parent nor the Borrower has any knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

Section 6.18. Other Agreements. Neither the Parent, the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 6.19. Solvency. After giving effect to the ELC Acquisition and the incurrence of any indebtedness in connection therewith, the Parent, the Borrower and the Subsidiaries, taken as a whole, are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.20. No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby (other than fees to be paid to Piper Jaffray & Co. by the Company in connection with the Merger); and the Parent and Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 6.21. No Default. No Default or Event of Default has occurred and is continuing.

Section 6.22. Status of the Parent. The Parent has not engaged in any business or incurred any Indebtedness for Borrowed Money or any other liabilities (except in connection with the Second Lien Loan Documents, the ELC Acquisition, its formation and its guaranty set forth herein).

Section 6.23. Merger Agreement. The Parent has provided to the Administrative Agent a true and correct copy of the Merger Agreement. The Merger Agreement is in full force and effect and has not, except as reflected in amendments provided to the Administrative Agent, been amended or modified in any material respect from the version so delivered to the Administrative Agent, and no material condition to the effectiveness thereof or the obligations of the Company, the Borrower or the Parent thereunder have been waived, except to the extent approved by the Administrative Agent, and the Parent is not aware of any material default thereunder. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency, or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery, or performance by the Parent and the Borrower of the Merger Agreement or of any other instrument or document executed and delivered in connection therewith, except for such thereof that have been heretofore obtained and remain in full force and effect and other filings reasonably necessary to maintain permits, and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect. To the best knowledge of the Parent and the representations and warranties in the Merger Agreement shall be true and correct in all material respects as of the Closing Date. The filing of the certificate of merger effecting the Merger with the Delaware Secretary of State shall occur immediately after the initial extension of credit hereunder.

Section 6.24. Company. On the Closing Date and before the completion of the Merger, each of the representations and warranties contained in this Section 6 shall be true and correct as to the Company as though every reference therein to the Borrower were a reference to the Company.

SECTION 7.	CONDITIONS PRECEDENT.

The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

Section 7.1. All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.6 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof; and

(d) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer, or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section.

Section 7.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received for each Lender this Agreement duly executed by the Parent, the Borrower and its Subsidiaries, as Guarantors, and the Lenders;

(b) the Administrative Agent shall have received the Security Agreement duly executed by the Parent, Borrower and Guarantors, together with (i) original stock certificates or other similar instruments or securities representing all of the issued and outstanding shares of capital stock or other equity interests in each Subsidiary (65% of such capital stock in the case of any Foreign Subsidiary as provided in Section 4.2 hereof) as of the Closing Date, (ii) stock powers for the Collateral consisting of the stock or other equity interest in each Subsidiary executed in blank and undated, (iii) UCC financing statements to be filed against the Borrower and each Guarantor, as debtor, in favor of the Administrative Agent, as secured party, (iv) patent, trademark, and copyright collateral agreements to the extent requested by the Administrative Agent, and (v) deposit account, securities account, and commodity account control agreements to the extent requested by the Administrative Agent;

(c) the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as additional insured and loss payee;

(d) the Administrative Agent shall have received for each Lender copies of the Parent’s, the Company’s, the Borrower’s and each Subsidiary’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(e) the Administrative Agent shall have received for each Lender copies of resolutions of the Parent, the Company, the Borrower’s and each Subsidiary’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Parent’s, the Company’s, the Borrower’s and each Subsidiary’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(f) the Administrative Agent shall have received for each Lender copies of the certificates of good standing for the Parent, the Company, the Borrower and each Subsidiary (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(g) the Administrative Agent shall have received for each Lender a list of the Borrower’s Authorized Representatives;

(h) the Administrative Agent shall have received for itself and for the Lenders the initial fees called for by Section 2.1 hereof;

(i) the capital and organizational structure of the Parent, the Borrower and its Subsidiaries shall be satisfactory to the Administrative Agent and the Lenders including without limitation (i) receipt by the Parent of cash common equity contributions of not less than $50,000,000 from Thoma Cressey and $12,087,491 from members of management and (ii) receipt by the Borrower of cash proceeds of not less than $15,000,000 from the Second Lien Loans;

(j) each Lender shall have received (i) such evaluations and certifications as it may reasonably require (including a Borrowing Base Certificate containing calculations of the Borrowing Base after giving effect to the Borrowings made on the Closing Date) in order to satisfy itself as to the value of the Collateral, the financial condition of the Borrower and its Subsidiaries, and the lack of material contingent liabilities of the Borrower and its Subsidiaries;

(k) the Administrative Agent shall have received a Compliance Certificate confirming that (i) the First Lien Leverage Ratio and Total Leverage Ratio for the twelve (12) calendar month period ended October 31, 2006 is less than or equal to 3.00 to 1.0 and 4.00 to 1.0, respectively, each calculated as if the indebtedness incurred on the Closing Date were incurred on the first day of such 12-month period and on a pro forma basis giving effect to the ELC Acquisition and the Second Lien Loan; provided, that for purposes of computing the First Lien Leverage Ratio and Total Leverage Ratio pursuant to this subsection, Adjusted EBITDA shall deemed to be the lesser of (x) actual Adjusted EBITDA for such period and (y) $14,500,000 and (ii) Adjusted EBITDA of the Company for the twelve fiscal months ended October 31, 2006 was not less than $13,900,000;

(l) the Administrative Agent shall have received (i) unaudited quarterly financial statements for the four quarters most recently ended for the Company and (ii) unaudited monthly financial statements of the Company for the most recently ended ten fiscal months ended October 31, 2006, in each case, including an income statement and a balance sheet, and five-year projected financial statements, and a pro forma closing balance sheet as of October 31, 2006 adjusted as if the initial Credit Event hereunder occurred on October 31, 2006 without giving effect to any purchase price adjustments required by GAAP, the Second Lien Loans and the ELC Acquisition, all in form and substance reasonably acceptable to the Administration Agent;

(m) A certificate regarding the solvency of the Parent and its Subsidiaries, which includes a pro forma balance sheet and cash flow projections and analyses for the Parent and its Subsidiaries, on a consolidated basis, after giving effect to the ELC Acquisition and the Second Lien Loans, executed by the Vice President, General Counsel and Secretary of the Parent;

(n) the initial Credit Event shall not include a Revolving Loan in excess of $3,500,000 and after giving effect to the initial Credit Event, there shall be at least $10,000,000 in Unused Revolving Credit Commitments and in availability under the Borrowing Base;

(o) without limiting the provisions of Section 7.2(n), above, the Administrative Agent shall be satisfied with the results of the collateral audit of the Company;

(p) the Administrative Agent shall be satisfied with any changes in the Merger Agreement from the executed version delivered to it and referred to in Section 6.23 hereof;

(q) the ELC Acquisition shall close concurrently with the initial Credit Event on substantially the terms set forth in the Merger Agreement and without the waiver by the Borrower of any material conditions to closing set forth therein;

(r) on the Closing Date, both before and after giving effect to the ELC Acquisition, no injunction or temporary restraining order which would prohibit or seek to unwind the ELC Acquisition or any component thereof, or would prohibit the making of the Loans or the issuance of Letters of Credit, or other litigation which could reasonably be expected to have a Material Adverse Effect, shall be pending or, to the knowledge of the Borrower, threatened;

(s) the Borrower shall have received any regulatory approval necessary for the consummation of the ELC Acquisition in accordance with all applicable laws, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all applicable rules and regulations thereunder shall have expired or been terminated;

(t) the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Parent, the Company, the Borrower and each Subsidiary evidencing the absence of Liens on its Property except as permitted by Section 8.8 hereof;

(u) the Administrative Agent shall have received copies of the existing employment agreements which the Borrower has in place with each member of Key Management (collectively, the “Employment Agreements”) and such Employment Agreements shall be in full force and effect as of the Closing Date and shall not have been amended or modified;

(v) the Administrative Agent shall be satisfied with the results of background investigations of Key Management;

(w) the Administrative Agent shall have received a closing balance sheet adjusted to give effect to the initial Credit Event hereunder, the Second Lien Loans and the ELC Acquisition, all in form and substance acceptable to the Administrative Agent;

(x) the Administrative Agent shall have received pay-off and lien release letters from secured creditors of the Parent, the Company, the Borrower and each Subsidiary setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for their account) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of the Parent, the Company, the Borrower and each Subsidiary, which pay-off and lien release letters shall be in form and substance acceptable to the Administrative Agent;

(y) the Administrative Agent shall have received for each Lender the favorable written opinion of counsel to the Parent, the Company, the Borrower and Educational Products, Inc., in form and substance satisfactory to the Administrative Agent;

(z) an Assumption Agreement duly executed by the Company; and

(aa) the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

SECTION 8.	COVENANTS.

Each of the Parent and the Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

Section 8.1. Maintenance of Business. Each of the Parent and the Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c) hereof. Each of the Parent and the Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.2. Maintenance of Properties. Each of the Parent and the Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make necessary repairs, renewals, and replacements so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

Section 8.3. Taxes and Assessments. Each of the Parent and the Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4. Insurance. Each of the Parent and the Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as determined appropriate in the exercise of the reasonable business judgment of the Borrower; and each of the Parent and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with good and responsible insurance companies as determined appropriate in the exercise of the reasonable business judgment of the Borrower. Each of the Parent and the Borrower shall in any event maintain, and cause each Subsidiary to maintain, insurance on the Collateral to the extent required by the Collateral Documents. Each of the Parent and the Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.5. Financial Reports. The Parent shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of the Parent and each Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent and the Lenders:

(a) as soon as available, and in any event no later than twenty (20) days after the last day of each calendar month, a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such month, together with an accounts receivable and accounts payable aging, prepared by the Borrower and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;

(b) as soon as available, and in any event no later than thirty (30) days after the last day of each calendar month (other than the last month of each fiscal quarter), a copy of the consolidated and consolidating balance sheet of the Parent and its Subsidiaries as of the last day of such month and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Parent and its Subsidiaries for the month and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Parent in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Parent acceptable to the Administrative Agent;

(c) as soon as available, and in any event no later than forty-five (45) days after the last day of each fiscal quarter of each fiscal year of the Parent, a copy of the consolidated and consolidating balance sheet of the Parent and its Subsidiaries as of the last day of such fiscal quarter and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Parent and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Parent in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Parent acceptable to the Administrative Agent;

(d) as soon as available, and in any event no later than ninety (90) days or, in the case of the fiscal year of the Parent ending December 31, 2006, 120 days, after the last day of each fiscal year of the Parent, a copy of the consolidated and consolidating balance sheet of the Parent and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Parent and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of KPMG LLP or another firm of independent public accountants of recognized national standing, selected by the Parent and reasonably satisfactory to the Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(e) within the period provided in subsection (d) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(f) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Parent’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(g) promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Parent or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(h) promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of the Parent or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to the Parent or any Subsidiary, or its business;

(i) as soon as available, and in any event within thirty (30) days after the start of each fiscal year of the Parent, a copy of the Parent’s consolidated and consolidating business plan for such fiscal year, such business plan to show the Parent’s projected consolidated and consolidating revenues, expenses and balance sheet on a month-by-month basis, such business plan to be in reasonable detail prepared by the Parent and in form satisfactory to the Administrative Agent and the Required Lenders (which shall include a summary of all assumptions made in preparing such business plan);

(j) notice of any Change of Control;

(k) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder; and

(l) with each of the financial statements furnished to the Lenders pursuant to subsections (c) and (d) above, a written certificate in the form attached hereto as Exhibit F signed by the chief financial officer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.23 hereof.

Section 8.6. Inspection. The Parent and the Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of the Borrower and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate. Absent the occurrence and continuance of an Event of Default, such visits and inspections shall be at the expense of the Administrative Agent or such Lenders, as applicable (provided, however, at any time that an Event of Default has occurred and is continuing, any such visits and inspections shall be at the Borrower’s expense, with respect to reasonable out-of-pocket expenses and any fees and charges, including amounts payable under Section 2.1(f)).

Section 8.7. Borrowings and Guaranties. Neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Borrower and its Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

(b) purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed $500,000 in the aggregate at any one time outstanding;

(c) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(d) intercompany advances from time to time owing by any Guarantor to the Borrower or another Guarantor or by the Borrower to a Guarantor in the ordinary course of business to finance working capital needs;

(e) Subordinated Debt (i) evidenced by Seller Notes in an amount not to exceed $5,000,000 in the aggregate and (ii) other Subordinated Debt in an amount not to exceed $500,000 in the aggregate, in each case as reduced by permitted payments thereon;

(f) Indebtedness for Borrowed Money and guarantees arising under or pursuant to the Second Lien Loan Documents in an aggregate principal amount not to exceed $15,000,000;

(g) unsecured Indebtedness for Borrowed Money of the Borrower and its Subsidiaries not otherwise permitted by this Section in an aggregate principal amount not to exceed $500,000 in the aggregate at any one time outstanding;

(h) obligations of the Borrower or any Subsidiary arising out Hedging Liabilities, of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in the ordinary course of business for bona fide hedging purposes and not for speculative purposes, including, without limitation, hedging arrangements required under Section 8.24;

(i) guaranties of, and other contingent obligations with respect to, indebtedness, obligations, indemnifications, undertakings and products of the Borrower and its Subsidiaries otherwise permitted hereunder;

(j) indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, earnouts, incentive, non-compete, consulting, deferred compensation, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale; and

(k) indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums.

Section 8.8. Liens. Neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $750,000 at any one time outstanding;

(d) Liens on equipment or other Property of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e) any interest or title of a lessor under any operating lease;

(f) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the

Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(g) Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents;

(h) Liens granted in favor of the Second Lien Administrative Agent under the Second Lien Loan Documents to secure the Second Lien Obligations;

(i) licenses, sublicenses, leases, or subleases granted to third parties in the ordinary course of business;

(j) rights of setoff or bankers’ Liens upon deposits of cash or broker’s Liens upon securities accounts in favor of financial institutions, banks, or other depository institutions in the ordinary course of business;

(k) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens being released in conjunction with the payoff of secured loans of the Borrower on the Closing Date;

(m) Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; and

(n) Liens listed on Schedule 8.8.

Section 8.9. Investments, Acquisitions, Loans and Advances. Neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f) the Parent’s investment from time to time in the Borrower, the Borrower’s investments from time to time in the Subsidiary Guarantors, and investments made from time to time by a Guarantor in one or more Guarantor;

(g) intercompany advances made from time to time by the Borrower or a Guarantor to another Guarantor or by a Guarantor to the Borrower in the ordinary course of business to finance working capital needs;

(h) Permitted Acquisitions;

(i) Capital Expenditures permitted hereunder;

(j) investments consisting of stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;

(k) guaranties permitted by Section 8.7; and

(l) other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $500,000 in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.10. Mergers, Consolidations and Sales. Neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that so long as no

Event of Default exists (except as otherwise permitted by the Security Agreement) this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the sale, transfer, lease or other disposition of Property of the Borrower and Guarantors to one another in the ordinary course of its business;

(c) the merger of any Subsidiary with and into the Borrower or any other Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger and, in the case of any Subsidiary which is not a Guarantor with a Subsidiary which is a Guarantor, the Guarantor is the surviving entity;

(d) the sale, forgiveness or discount of delinquent notes or accounts receivable in the ordinary course of business for purposes of compromise or collection only (and not for the purpose of any bulk sale or securitization transaction);

(e) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiary, has become obsolete, worn out, surplus or no longer used or useful, and which is disposed of in the ordinary course of business;

(f) the sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than $500,000 during any fiscal year of the Borrower;

(g) the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons in the ordinary course of business; and

(h) the Borrower and its Subsidiaries may liquidate or otherwise dispose of cash and Cash Equivalents in the ordinary course of business.

Section 8.11. Maintenance of Subsidiaries. Neither the Parent nor the Borrower shall assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to the Administrative Agent pursuant to the Collateral Documents and the Second Lien Administrative Agent pursuant to the Second Lien Loan Documents, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any transaction permitted by Section 8.10(c) above.

Section 8.12. Dividends and Certain Other Restricted Payments. Neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same (other than in connection with the repurchase of Parent stock from terminated employees in an aggregate amount not to exceed $250,000, or (c) directly or indirectly pay Management Fees (collectively referred to herein as “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent (i) the making of dividends or distributions by any Subsidiary to the Borrower and (ii) the payment by the Borrower or any Subsidiary of the Borrower of any Management Fees (or a dividend to the Parent to pay such Management Fees if in fact such dividend is immediately used for such purpose) in an aggregate amount not to exceed $500,000 during any fiscal year of the Borrower (excluding the Investment Fee payable on the Closing Date pursuant to Section 4 of the Management Agreement).

Section 8.13. ERISA. The Parent and the Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Parent and the Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Parent, the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Parent, the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.14. Compliance with Laws. (a) The Parent and the Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

(b) Without limiting the agreements set forth in Section 8.14(a) above, the Parent and the Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within 10 Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with the Parent, the Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting the Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Premises which the Parent, the Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.

Section 8.15. Burdensome Contracts With Affiliates. Neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries that are Guarantors) on terms and conditions which are less favorable to the Parent, the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other, except for the Management Agreement.

Section 8.16. No Changes in Fiscal Year. The fiscal year of the Parent and its Subsidiaries ends on December 31 of each year; and the Parent shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 8.17. Formation of Subsidiaries. Promptly upon the formation or acquisition of any Domestic Subsidiary, the Parent shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary). The Parent shall not form or have any Subsidiaries other than the Borrower.

Section 8.18. Change in the Nature of Business. Neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

Section 8.19. Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.20. No Restrictions. Except as provided herein or the Second Lien Loan Documents, neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary or (e) guarantee the Obligations and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents.

Section 8.21. Subordinated Debt. Except as set forth in the applicable subordination agreement, neither the Parent nor Borrower shall, nor shall it permit any Subsidiary to, (a) amend or modify any of the terms or conditions relating to Subordinated Debt, (b) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, or (c) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations. Notwithstanding the foregoing, the Borrower may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.

Section 8.22. Modification of Second Lien Loan Documents. Except as set forth in the Intercreditor Agreement, neither the Parent nor the Borrower shall, nor shall it permit any Subsidiary to, (a) amend, supplement or otherwise modify in any manner any of the terms or provisions contained in, or applicable to, any Second Lien Loan Documents, unless (i) no fee is payable to the lenders under the Second Lien Loan Documents and (ii) the sole purpose of any such amendment, supplement or other modification is one or more of the following: (A) to extend the date or reduce the amount of any required repayment, prepayment or redemption of the principal of the Second Lien Loans, (B) to reduce the rate or extend the date for payment of interest, premium (if any) or fees payable on the Second Lien Loans or under the Second Lien Loan Documents or (C) to make the covenants, events of default or remedies in the Second Lien Loan Documents less restrictive on the Borrower and the guarantors party thereto, or (b) make any voluntary prepayment of the Second Lien Loans or effect any voluntary redemption thereof in violation of the Intercreditor Agreement.

Section 8.23. Financial Covenants. (a) Total Leverage Ratio. As of the last day of each fiscal quarter of the Borrower ending during the relevant period set forth below, the Borrower shall not permit the Total Leverage Ratio to be greater than the corresponding ratio set forth opposite such period:

FROM AND INCLUDING	TO AND INCLUDING	TOTAL LEVERAGE RATIO SHALL NOT BE GREATER THAN:

October 1, 2006	March 31, 2007	5.00 to 1.00
April 1, 2007	December 31, 2007	4.75 to 1.00
January 1, 2008	March 31, 2008	4.50 to 1.00
April 1, 2008	June 30, 2008	4.25 to 1.00
July 1, 2008	December 31, 2008	4.00 to 1.00
January 1, 2009	June 30, 2009	3.75 to 1.00
July 1, 2009	March 31, 2010	3.50 to 1.00
April 1, 2010	September 30, 2010	3.25 to 1.00
October 1, 2010	and at all times thereafter	3.00 to 1.00

(b) Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Parent ending during the relevant period set forth below, the Parent shall maintain a Fixed Charge Coverage Ratio of not less than:

FROM AND INCLUDING	TO AND INCLUDING	FIXED CHARGE COVERAGE
October 1, 2006	June 30, 2008	1.10 to 1.00
July 1, 2008	and at all time thereafter	1.15 to 1.00

(c) Capital Expenditures. The Parent shall not, nor shall it permit any of its Subsidiaries to, incur Capital Expenditures in an amount in the aggregate during any fiscal year in excess of the amount set forth below for such period:

FISCAL YEAR	MAXIMUM CAPITAL EXPENDITURES
2006	$2,500,000
2007	$2,500,000
2008	$2,500,000
2009	$2,500,000
2010	$2,500,000
2011	$3,000,000
2012	$3,250,000
2013	$3,500,000

(d) Minimum Adjusted EBITDA. As of the last day of each calendar quarter ending on or prior to December 31, 2007, the Parent shall not permit the Adjusted EBITDA determined on a consolidated basis for the twelve (12) calendar months then ended to be less than the amount set forth below for such period:

TWELVE MONTH PERIOD ENDING	MINIMUM ADJUSTED EBITDA
December 31, 2006	$13,600,000
March 31, 2007	$13,700,000
June 30, 2007	$14,250,000
September 30, 2007	$14,750,000
December 31, 2007	$14,450,000

Section 8.24. Hedging Facilities. No later than ninety (90) days after the Closing Date, the Borrower will enter into and maintain in full force and effect one or more hedging agreements in such amounts and on such terms as shall result in effectively limiting the cost to the Borrower of changes in LIBOR with respect to an aggregate notional principal amount not less than 50% of the aggregate principal amount of the Term Loans outstanding on the Closing Date for a period of at least two (2) years beginning on the Closing Date. The Borrower will not and will not permit any of its Subsidiaries to, incur any Hedging Liabilities except for purposes of hedging and not for speculative purposes.

Section 8.25. Parent. The Parent shall not engage in any trade or business, or own any assets (other than the capital stock of the Borrower) or incur any Indebtedness for Borrowed Money (other than under the Loan Documents and under the Second Lien Loan Documents).

Section 8.26. Clean Down. For a period of sixty (60) consecutive days occurring between January 1st and December 31st in each year, commencing January 1, 2007, the Borrower agrees that the aggregate principal amount of all Revolving Loans, L/C Obligations and Swing Loans outstanding hereunder shall not exceed $10,000,000.

SECTION 9.	EVENTS OF DEFAULT AND REMEDIES.

Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation, or default for a period of 5 Business Days in the payment when due of any fee or other Obligation payable hereunder or under any other Loan Document;

(b) default in the observance or performance of any covenant set forth in Sections 8.1, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.19, 8.21, 8.22, 8.23 or 8.24 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Parent or the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Parent, the Borrower or any Subsidiary aggregating in excess of $750,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Parent, the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $750,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h) the Parent, the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $500,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Parent, the Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Parent, the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) the Parent, the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof;

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent, the Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Parent, the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days;

(l) and “Event of Default” (as defined in the Second Lien Credit Agreement) shall have occurred and be continuing under the Second Lien Credit Agreement; or

(m) the Merger or the ELC Acquisition shall not have been completed by 5:00 p.m. (Chicago time) on the Closing Date.

Section 9.2. Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 9.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4. Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.9(b) or under Section 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Administrative Agent, and to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability and Funds Transfer and Deposit Account Liability). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United

States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that (i) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 1.9(b) hereof, at the request of the Borrower the Administrative Agent shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists, and (ii) if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or 9.3 hereof, so long as no Letters of Credit, Commitments, Loans or other Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability remain outstanding, at the request of the Borrower the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

Section 9.5. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 10.	CHANGE IN CIRCUMSTANCES.

Section 10.1. Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a) the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable,

then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 10.3. Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If, after the date hereof, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) A certificate of a Lender claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 10.4. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.5. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11.	THE ADMINISTRATIVE AGENT.

Section 11.1. Appointment and Authorization of Administrative Agent. Each Lender hereby appoints Bank of Montreal as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

Section 11.2. Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 1 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 11.3. Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5. Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

Section 11.6. Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this

Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7. Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

Section 11.8. L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

Section 11.9. Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 13.12 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Guarantor has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 3.1 hereof. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

Section 11.10. Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 11.11. Authorization to Release or Subordinate or Limit Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.10 hereof or which has otherwise been consented to in accordance with Section 13.13 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 8.7(b) and 8.8(d) hereof, (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, and (d) release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of the Obligations and, if then due, Hedging Liability and Funds Transfer and Deposit Account Liability.

Section 11.12. Authorization to Enter into, and Enforcement of, the Collateral Documents. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative

Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

SECTION 12.	THE GUARANTEES.

Section 12.1. The Guarantees. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parent and each Subsidiary party hereto (including any Subsidiary formed or acquired after the Closing Date executing an Additional Guarantor Supplement in the form attached hereto as Exhibit G or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Notes, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Funds Transfer and Deposit Account Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including interest which, but for the filing of a petition in bankruptcy, would otherwise accrue on any such indebtedness, obligation, or liability). In case of failure by the Borrower or other obligor punctually to pay any Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 12.2. Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which the Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

Section 12.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Notes and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Funds Transfer and Deposit Account Liability shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrower or other obligor, another guarantor, or any other Person.

Section 12.6. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 12.7. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 12.8. Benefit to Guarantors. The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 12.9. Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 13.	MISCELLANEOUS.

Section 13.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by the Borrower and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower or such Guarantor is domiciled, any jurisdiction from which the Borrower or such Guarantor makes any payment, or

(in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower or such Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower or such Guarantor shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made. If the Borrower or such Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b) U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.

(c) Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 13.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

Section 13.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.3. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4. Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 13.5. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.12, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.7. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such

Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 13.8. Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loans Documents to the Borrower, any Guarantor or the Administrative Agent shall be addressed to their respective addresses or telecopier numbers set forth below:

to the Borrower or any Guarantor:

ELC Holdings Corporation

c/o Thoma Cressey Equity Partners, Inc.

9200 Sears Tower

233 South Wacker Drive

Chicago, IL 60606-6331

Attention:       Merrick J. Axel

Telephone:     (312) 777-4417

Telecopy:       (312) 777-4421

to the Administrative Agent: Bank of Montreal 115 South LaSalle Street Chicago, Illinois 60603 Attention: Ronald Redd Telephone: (312) 461-3128 Telecopy: (312) 293-8445

with a copy to: Goodwin Procter LLP 901 New York Avenue NW Washington, DC 20001 Attention: J. Hovey Kemp Telephone: (202) 346-4283 Telecopy: (202) 346-4444

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 13.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 13.10. Successors and Assigns. This Agreement shall be binding upon the Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent and each of the Lenders and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders.

Section 13.11. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.12 and Section 10.3 hereof. The Borrower authorizes each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary.

Section 13.12. Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit, or $1,000,000, in the case of any assignment in respect of any Term Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credits on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.12(a)(i)(B) and, in addition:

(a) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(b) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(c) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 if the assignee is not a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower or Parent. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.6 and 13.15 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.11 hereof.

(b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 13.13. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent or the L/C Issuer are affected thereby, the Administrative Agent or such L/C Issuer, as applicable; provided that:

(i) no amendment or waiver pursuant to this Section 13.13 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder;

(ii) no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, extend the Revolving Credit Termination Date, change the definition of Required Lenders, change the provisions of this Section 13.13, release any material guarantor or any substantial part of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and

(iii) no amendment to Section 12 hereof shall be made without the consent of the Guarantor(s) affected thereby.

Section 13.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.15. Costs and Expenses; Indemnification. (a) The Borrower agrees to pay all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with title insurance policies, collateral filing fees and lien searches. The Borrower agrees to pay to the Administrative Agent and each Lender, and any other holder of any Loan outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the protection, preservation or enforcement of the Liens or rights under any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Subsidiary as a debtor thereunder). The Borrower further agrees to indemnify the Administrative Agent, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any reasonable legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. To the extent permitted by applicable law, neither the Borrower nor any Guarantor shall assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

(b) The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs and all fees and disbursements of counsel to any such Indemnitee, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the party claiming indemnification. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of each Indemnitee and its successors and assigns.

Section 13.16. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower or such Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of the Borrower or such Guarantor to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 13.17. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.18. Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York.

Section 13.19. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.20. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.21. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY COLLATERAL DOCUMENT, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE COLLATERAL DOCUMENTS.

Section 13.22. Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 13.23. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 13.24. USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 13.25. Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder or in connection with any securities issued by a Lender or any of its Affiliates or Approved Funds, (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j), (k) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding the Borrower and the Loans is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential, or (l) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For purposes of this Section, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of the Subsidiaries.

[SIGNATURE PAGES TO FOLLOW]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

ELC ACQUISITION CORPORATION

By
Name
Title

“Guarantors”

ELC HOLDINGS CORPORATION

By
Name
Title

Each of the undersigned, Excelligence Learning Corporation, a Delaware corporation, Colorations, Inc., an Ohio corporation, Earlychildhood, LLC, a California corporation, Educational Products, Inc., a Texas corporation, Marketing Logistics, Inc., a Minnesota corporation, and SmarterKids.com, Inc., a Delaware corporation, shall be deemed to have executed and delivered this Agreement upon the effectiveness of the Merger.

EXCELLIGENCE LEARNING CORPORATION, as Borrower

By
Name
Title

COLORATIONS, INC., as a Guarantor

By
Name
Title

EARLYCHILDHOOD, LLC, as a Guarantor

By
Name
Title

EDUCATIONAL PRODUCTS, INC., as a Guarantor

By
Name
Title

MARKETING LOGISTICS, INC., as a Guarantor

By
Name
Title

SMARTERKIDS.COM, INC., as a Guarantor

By
Name
Title

BANK OF MONTREAL, individually as a Lender, as L/C Issuer, and as Administrative Agent

By
Name
Title

BMO CAPITAL MARKETS FINANCING, INC.

By
Name
Title